Exhibit 23.2
Consent of PricewaterhouseCoopers LLP
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Whitney Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.
We also consent to the incorporation by reference in this Registration Statement of our report dated June 21, 2007 relating to the financial statements, which appears in the Annual Report of Whitney National Bank Savings Plus Plan on Form 11-K for the year ended
December 31, 2006.
/s/  PricewaterhouseCoopers LLP
New Orleans, Louisiana
May 29, 2008